                                                                EXHIBIT 3(B)(IV)

                                FIRST AMENDMENT
                                      TO
                            PARTICIPATION AGREEMENT
                                     AMONG
                   AMERICAN GENERAL LIFE INSURANCE COMPANY,
                   AMERICAN GENERAL SECURITIES INCORPORATED,
                 AMERICAN GENERAL SERIES PORTFOLIO COMPANY AND
                  THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


THIS FIRST AMENDMENT TO PARTICIPATION AGREEMENT ("Amendment") dated as of July 21, 1998, amends the Participation Agreement dated as of February 26, 1998 (the "Agreement"), among AMERICAN GENERAL LIFE INSURANCE COMPANY (the "Company"), on its own behalf and on behalf of each separate account of the Company set forth on Schedule B of the Agreement (the "Account"), AMERICAN GENERAL SECURITIES
   ----------
INCORPORATED ("AGSI"), AMERICAN GENERAL SERIES PORTFOLIO COMPANY (the "Fund"), and THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (the "Adviser"), collectively, the "Parties." All capitalized terms not otherwise defined in this Amendment, shall have the same meaning as ascribed in the Agreement.

WHEREAS, from time to time, the Company will offer new Variable Insurance Products which are not covered under the Agreement, but for which the Fund will act as an investment vehicle for the Company's Accounts; and

WHEREAS, the Company and the Adviser have reached an agreement to provide for the reimbursement to the Company by the Adviser of certain of the administrative costs and expenses incurred by the Company in connection with the servicing of the Platinum Investor I(SM), Platinum Investor II(SM) and Select Reserve(SM) Contract owners who have allocated Contract values to a Portfolio, including, but not limited to, responding by the Company to various Contract owner inquiries regarding a Portfolio, and record keeping relating thereto; and

WHEREAS, the parties now desire to amend the Agreement to reflect, among other things, (i) the new Variable Insurance Product for which the Fund will act as an investment vehicle for the Accounts, and (ii) the agreement of the Parties with respect to the Adviser's reimbursement to the Company of certain of the Company's administrative costs and expenses;

NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

1.   Schedule B to the Agreement, a revised copy of which is attached hereto, is
     ----------
     hereby amended to add the Legacy Plus(SM) Contract.

2. The Parties acknowledge that from time to time the Company will introduce new Variable Insurance Products for which the Fund will act as an investment vehicle for certain of the Company's Accounts. In this regard, the Parties agree that the Company may, upon written notice to the other Parties, add such new Variable Insurance Products and Separate Accounts of the Company to Schedule B of the Agreement, and thereby amend Schedule B of
                    ----------                                     ----------
     the Agreement.

3.   The following new 3.2(e) paragraph is added to the Agreement:

     A3.2.     Expenses.
               --------

               . . . .

       (e)     Certain Administrative Expenses of the Company.  The Adviser will
               ----------------------------------------------
               quarterly reimburse the Company certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership by Platinum Investor IK, Platinum Investor IIKand Select ReserveK Contract owners of shares of the Portfolios of the Fund, equal to fifteen
               (15) basis points per annum of the net assets of the Funds attributable to Platinum Investor IK , Platinum Investor IIKand Select ReserveK Contracts. The determination of applicable assets shall be made by averaging assets in applicable Portfolios as of the last Business Day of each calendar month falling within the applicable calendar quarter. In no event shall such fee be paid by the Fund, its shareholders or by any Contract owner.

4. Except as amended hereby, the Agreement is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative hereto as of the date specified above.

     AMERICAN GENERAL LIFE INSURANCE COMPANY, on behalf of itself and each of its Accounts named in Schedule B hereto, as amended from time to time.
                           ----------


       By: /s/ Rodney O. Martin, Jr.
          ------------------------------------------
               Rodney O. Martin, Jr.
               President and Chief Executive Officer

     AMERICAN GENERAL SECURITIES INCORPORATED


       By: /s/ F. Paul Kovach, Jr.
         -------------------------------------------
               F. Paul Kovach, Jr.
               President

     THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


       By: /s/ Thomas L. West, Jr.
          ------------------------------------------
               Thomas L. West, Jr.
               President and CEO

     AMERICAN GENERAL SERIES PORTFOLIO COMPANY


       By: /s/ Cynthia A. Toles
          ------------------------------------------
               Cynthia A. Toles
               General Counsel and Secretary

                                  SCHEDULE B
                                  ----------

                       SEPARATE ACCOUNTS AND CONTRACTSH
                       -------------------------------
                            (AS OF JANUARY 1, 1999)


NAME OF SEPARATE ACCOUNT AND                             REGISTRATION NUMBERS AND NAMES OF CONTRACTS
DATE ESTABLISHED BY BOARD OF DIRECTORS                   FUNDED BY SEPARATE ACCOUNT
--------------------------------------                             ----------------

                                                         Registration Nos.:  Name of Contract:
                                                         -----------------   ------------------
American General Life Insurance Company                  33-44744            Group and Individual Variable
Separate Account A                                       811-1491              Annuity
Established: August 14, 1967
                                                         33-44745            Individual Variable Annuity
                                                         811-1491

American General Life Insurance Company                  333-40637           Select Reserve(sm) Flexible Payment
Separate Account D                                       811-2441            Variable and Fixed Individual
Established: November 19, 1973                           Deferred              Annuity*

                                                         33-43390            VAriety Plus(sm)  Variable Annuity
                                                         811-2441

                                                         811-2441            Platinum Investor Variable
                                                         333-                  Annuity(sm)*

American General Life Insurance Company                  333-42567           Platinum Investor I(sm) and Platinum
Separate Account VL-R                                    811-8561            Investor II)(sm) Variable Life Insurance
Established: May 6, 1997                                                       Policies*

                                                         333-53909           Legacy Plus(sm) Variable Life
                                                         811-08561             Insurance Policies*


*Subject to reimbursement of certain administrative expenses as set forth in Paragraph 3.2(e) of the Participation Agreement above.


The parties hereto agree that this Schedule B may be revised and replaced as
                                   ----------
necessary to accurately reflect the Separate Accounts and Contracts covered under this Agreement.